UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A
Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

APM – ECKHARDT FUTURES FUND, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	26-4593278 (I.R.S. Employer Identification No.)

c/o ALTEGRIS PORTFOLIO MANAGEMENT, INC.
1202 Bergen Parkway, Suite 212
Evergreen, Colorado 80439
(Address of principal executive offices) (zip code)

David Mathews
Altegris Investments, Inc.
1200 Prospect St., Suite 400
La Jolla, California 92037

(858) 459-7040
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Nathan A. Howell
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603

Securities to be registered pursuant to Section 12(b) of the Act:	None

Securities to be registered pursuant to Section 12(g) of the Act:	Limited Partnership Interests
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

Table of Contents

Item 1:	Business	2

Item 13:	Financial Statements and Supplementary Data	13

Item 15:	Financial Statements and Exhibits	29

i

Item 1:                      BUSINESS

APM – ECKHARDT FUTURES FUND, L.P.

ORGANIZATIONAL CHART

The organizational chart below illustrates the relationships among the various service providers to APM – Eckhardt Futures Fund, L.P. (the “Partnership”), to which Altegris Portfolio Management, Inc. (d/b/a APM Funds), an Arkansas corporation, acts as general partner (“APM Funds” or the “General Partner”).

General Development of Business

APM – Eckhardt Futures Fund, L.P. was organized as a Delaware limited partnership in March 2009.  As of the date hereof, the Partnership has not commenced trading operations.  The Partnership will engage in speculative trading of commodity futures contracts, options on futures contracts, forward contracts and other commodity interests (“Commodity Interests”).  The Partnership’s objective is to produce long-term capital appreciation through growth, and not current income.  Under the Partnership’s Agreement of Limited Partnership (the “Limited Partnership Agreement”), the General Partner has sole responsibility for management and administration of all aspects of the Partnership’s business.  Investors purchasing limited partnership interests (the “Interests”) in the Partnership (“Limited Partners” and together with the General Partner, “Partners”) have no rights to participate in the management of the Partnership.

Altegris Portfolio Management, Inc., an Arkansas corporation formed in 1985, is the General Partner of the Partnership and is registered with the Commodity Futures Trading Commission (“CFTC”) as a Commodity Pool Operator (“CPO”) and is a member of the National Futures Association (“NFA”).  In 2007, Altegris Portfolio Management, Inc. began doing business as APM Funds.  Eckhardt Trading Company (“ETC”), an Illinois corporation formed in May 1992, acts as the Partnership’s trading advisor (“Advisor”).  ETC became registered as a Commodity Trading Advisor (“CTA”) and CPO and member of the NFA in June 1992.  ETC succeeded to the business formerly conducted by William Eckhardt who was individually registered as a CTA and CPO and member of the NFA from June 1991 until his registration was changed over to ETC in June 1992.

The General Partner selected the Advisor for the Partnership on the basis of its analysis of the Advisor’s past performance history, the portfolios it trades and its principals’ backgrounds.  The Partnership has been organized as an investment vehicle to be advised by the Advisor and it is unlikely that the General Partner will select additional advisers for the Partnership.

Altegris Investments, Inc. (“Altegris”), an affiliate of the General Partner, acts both as the Partnership’s introducing broker (“IB”) and as a selling agent.  Altegris is registered with the CFTC as a CTA and an IB and with the Securities and Exchange Commission (“SEC”) as a broker-dealer.

The Partnership’s term will end upon the first to occur of the following:

•
receipt by the General Partner of an election to dissolve the Partnership at a specified time by Limited Partners owning more than 50% of the Interests then outstanding, notice of which is sent by registered mail to the General Partner not less than ninety (90) days prior to the effective date of such dissolution;

•
withdrawal (including withdrawal after suspension of trading), admitted or court decreed insolvency or dissolution of the General Partner unless at such time there is at least one remaining General Partner in the Partnership; or

•	any event that makes it unlawful for the existence of the Partnership to be continued or requiring termination of the Partnership.

The Partnership is not required to be, and is not, registered under the Investment Company Act of 1940, as amended.

Financial Information About Segments

The Partnership’s business constitutes only one segment for financial reporting purposes—i.e., a speculative “commodity pool.”  The Partnership does not engage in sales of goods or services.

Narrative Description of Business

(i)           General

The Partnership offers three classes of Interests: Class A, Class B and Institutional Interests (each, a “Class of Interest”).  The Classes of Interests differ from each other only in the fees that they pay and the applicable investment minimums.  The minimum subscription is $10,000 for Class A and B Interests (plus any applicable up front selling commission on Class A Interests).  Subscribers who subscribe for at least $1.5 million and certain other categories of subscribers may acquire Institutional Interests.  The General Partner has the ability to accept lesser amounts.  An upfront selling commission may apply to subscriptions for Class A Interests.

Interests are not issued in certificate form.  Although separate Classes of Interests are offered, the proceeds from the sale of Interests will be pooled by the Partnership and traded as a single account.  The only difference among the Interests is the applicable investment minimum and fees.

Class A Interests are intended for those subscribers purchasing Interests through a broker-dealer selling agent and whose initial subscription is between $10,000 and $1,499,999.

Class B Interests are intended for those subscribers purchasing Interests through a fee-based advisory program and whose initial subscription is between $10,000 and $1,499,999.  Broker-dealer firms that have signed a selling agreement with the Partnership and/or registered investment advisers that refer subscribers to the

Partnership through such broker-dealer firms, and their respective employees, are eligible to purchase Class B Interests.

Institutional Interests are intended for subscribers that (i) initially subscribe for at least $1.5 million in Interests, regardless of whether they purchase their Interests through a broker-dealer or a fee based advisory program, or that are (ii) entities, or individuals (including their affiliates and related entities), that in the aggregate have assets of at least $25 million, or (iii) hedge and commodity funds.  The General Partner, its affiliates and their employees are eligible to purchase Institutional Interests.  The minimum subscription for subscribers that meet the definition of Institutional Investor under (ii) or (iii) above will be determined by the General Partner in its sole discretion.

Section 12(g)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides that a “class” includes securities that “are of substantially similar character and the holders of which enjoy substantially similar rights and privileges.”  The holders of Interests (regardless of “Class”) share pro rata in the Partnership’s profits and losses, enjoying no preferences over one another during the life of the Partnership or upon dissolution and otherwise have identical rights under the Limited Partnership Agreement, the sole differences among the “classes” being the payment of certain fees and the minimum investment required.  Although the Partnership uses the term “Class” to distinguish the three types of Interest, the Partnership does not believe that different fees and investment minimums are sufficient differences to make them three separate “classes” under Section 12(g) of the Exchange Act.

(ii)           The General Partner

Altegris Portfolio Management, Inc. is an Arkansas corporation formed in 1985 as Rockwell Futures Management, Inc. (“Rockwell”).  It became a member of the NFA in November 1985 and has been a CFTC registered CPO since December 1985.  It was also registered as a CTA from December 1985 until January 2002.  It has also been registered with the State of California as an investment adviser since March 2004.  In July 2002, all of the outstanding shares of Rockwell were sold to Altegris Capital, L.L.C. (“Altegris Capital”) and its name was changed to Altegris Portfolio Management, Inc.  In 2007, it began doing business as APM Funds.  APM Funds’ principal office is located at 1202 Bergen Parkway, Suite 212, Evergreen, Colorado 80439; its telephone numbers there are 858-875-8725 or 888-351-8485 and its facsimile number is 303-674-0437.  APM Funds also maintains a branch office at 1200 Prospect Street, Suite 400, La Jolla, California 92037; its telephone number there is 858-459-7040 and its facsimile number is 858-456-9209.

(iii)           The Advisor

Eckhardt Trading Company (“ETC”), is an Illinois corporation formed in May 1992, and became registered as a CTA and CPO and member of the NFA in June 1992.  ETC succeeded to the business formerly conducted by William Eckhardt who was individually registered as a CTA and CPO and member of the NFA from June 1991 until his registration was changed over to ETC in June 1992.  ETC currently trades 10 accounts, including the account of the Partnership, pursuant to ETC’s “Standard Plus” trading program.  ETC has been trading the Standard Plus program since October 1991.

(iv)           The Trading Program

The objective of ETC is to achieve appreciation of its clients’ assets through speculative trading of “Commodity Interests.”  ETC primarily engages in trading futures contracts on U.S. and non-U.S. exchanges.  In addition, ETC may trade options on futures, forward contracts on commodities and currencies, cash currencies, and may engage in transactions in physical commodities, including exchanges for physical transactions (“EFPs”) (in addition to EFPs in currencies).  The exact nature of ETC’s methods are proprietary and confidential.  The following description is, of necessity, general and is not exhaustive.

ETC’s trading approach is the product of over 30 years of intensive research on futures price action, risk management and trading system development.  Diverse systems are melded in accordance with the modern mathematical theory of risk.  The systems are technical in origin and trend following in thrust.  They are not based on the analysis of fundamental supply and demand factors.

ETC’s trading approach is predominantly applied in an algorithmic or mechanical manner.  Occasionally, discretion and judgment may be used; such discretion is nonetheless informed by investigations into historical price action and is often employed for risk management purposes.  Discretion also may be utilized in connection with the timing of the entry of orders in the markets traded.  ETC may add to or remove trading markets from the trading program and may determine not to make certain trades or to reduce position size in connection with risk management decisions.

ETC believes that research is a crucial component of the trading enterprise.  Time and resources are devoted to it accordingly.  The systems used have undergone an evolutionary development, some for protracted periods.  Many of the current systems bear little resemblance to their prototypes.  The systems are subject to change if ETC’s methodological principles indicate that change is warranted.  Limited Partners will not be informed with respect to such changes in ETC’s approach.  Additionally, as stated earlier, trading decisions may require the exercise of judgment of ETC.  The decision not to trade certain futures, not to make certain trades, or to reduce position sizes, may result at times in missing price moves and profits of great magnitude, which other trading advisors who are willing to trade such commodities, or trade larger positions in such futures, may be able to capture.  There is no assurance that the performance of ETC will result in profitable trading.

The markets traded have been chosen for historical performance, and for customary liquidity.  From time to time ETC may trade in less liquid markets.  There can be no assurance of liquidity.  Execution of a futures contract always anticipates making or accepting delivery.  In certain cases ETC may determine to accept or to make delivery, or market conditions may be such that an open position cannot be liquidated to avoid delivery.  In the event of delivery it may be necessary for the account to borrow funds.  Such borrowing may, but is not required to, be arranged by ETC from independent third parties, generally banks, at market rates for short-term loans; any such borrowing will be at the Partnership’s expense.

ETC engages in EFPs.  An EFP is a transaction permitted under the rules of many futures exchanges in which two parties holding futures positions may close out their positions without making an open, competitive trade on the exchange.  Generally, the holder of a short futures position buys the physical commodity, while the holder of a long futures position sells the physical commodity.  The prices at which such transactions are executed are negotiated between the parties.

(v)           Use of Proceeds

Between 5% and 10% of the Partnership’s assets generally are expected to be held as initial margin or option premiums (in cash or Treasury securities) in the Partnership’s brokerage accounts at its clearing broker, Newedge USA, LLC (“Newedge USA”), a futures commission merchant (“FCM”), and available for trading by ETC in Commodity Interests on behalf of the Partnership.  Interest on Partnership assets held at Newedge USA in cash or Treasury securities will be credited to the Partnership as is described under “Charges.”  Depending on market factors, the amount of margin or option premiums held at Newedge USA could change significantly, and all of the Partnership’s assets are available for margin.  The Partnership may also retain other brokers and/or dealers from time to time to clear or execute a portion of Partnership trades made by ETC pursuant to the Program.

Certain market factors could cause the percentage of the Partnership’s assets required to be deposited as initial margin to differ significantly from the amounts described above.  For example, futures exchanges will impose, and may increase margin requirements on, particularly volatile futures contracts, or may reduce margin requirements on those contracts the trading of which is thought to require market stimulation.  Similarly, exchanges impose margin requirements on writers of options in amounts based on the margin required for the futures contract(s) underlying the options, plus an amount substantially equal to the current premium for the options — which in each case will fluctuate as exchanges change margin requirements in response to trading in the markets.  All of the Partnership’s assets are available for margin.

With respect to Partnership assets not held at Newedge USA as described above, but rather deposited with Wilmington Trust Company (the “Custodian”), the portion not held in checking, money market or other bank cash accounts (and used to pay Partnership operating expenses) will be invested in liquid, high-quality short-term securities at the direction of the Custodian or its sub-advisor, Wilmington Trust Investment Management, LLC (“WTIM”), an affiliate of the Custodian that is registered with the SEC as an investment adviser.  The Partnership’s custody and investment management agreements with the Custodian permit the Custodian or WTIM, as sub-adviser, to invest in U.S. government and agency securities, other securities or instruments guaranteed by the U.S. government or its agencies, CDs, time deposits, banker’s acceptances, commercial paper, and repurchase agreements — subject in each case to specific diversification, credit quality and maturity limitations.

Significant fluctuations in prevailing interest rates could result in losses to the Partnership in respect of Partnership assets deposited with the various firms described above.  The percentage of the Partnership’s assets deposited with these firms is also subject to change in the General Partner’s sole discretion.  The Partnership’s assets will not be commingled with the assets of any other person.  Depositing the Partnership’s assets with Newedge USA, or other clearing brokers, as segregated funds is not commingling for these purposes.

(vi)           Charges

The Partnership pays all of its ongoing liabilities, expenses and costs, including the charges described below.  Additional explanation of certain terms used in the chart below immediately follows it.

FEES PAID BY THE PARTNERSHIP

Entity	Form of Compensation	Amount of Compensation
APM Funds (General Partner)	Management fee
Class A Interests:  0.104% of the “management fee net asset value” (see “Certain Terms and Definitions” below) of the month-end capital account balances of all Class A Interests (1.25% per annum).

Class B Interests:  0.104% of the management fee net asset value of the month-end capital account balances of all Class B Interests (1.25% per annum).

Institutional Interests: 0.0625% of the management fee net asset value of the month-end capital account balances of all Institutional Interests (0.75% per annum).

Altegris Investments, Inc., as selling agent; other selling agents; other appropriately registered persons	Continuing compensation
Class A Interests: 0.166% of the “month-end net asset value” (see “Certain Terms and Definitions” below) apportioned to each Class A Interest sold by selling agents (2% per annum).

Institutional Interests (if applicable and as disclosed to the Institutional Interest investor): 0.0417% of the month-end net asset value apportioned to any Institutional Interest whose selling agent elects to receive continuing compensation (0.50% per annum).

Eckhardt Trading Company (ETC or Advisor)	Management fee Incentive fee
0.083% of the management fee net asset value of the month-end capital account balances of all Interest holders (1.0% per annum).

24% of quarterly Trading Profits applicable to each Class of Interest holder will be paid by the Partnership to ETC.

Newedge USA, LLC (Clearing Broker); other clearing brokers	Brokerage commissions, transaction fees and interest income
Brokerage commission charges of $9.75 per round-turn for trades on both U.S. exchanges and most foreign exchanges.  Brokerage commissions for certain contracts on some foreign exchanges may be substantially higher.  Transaction fees for spot and forward trades are at the rate of $25.00 per USD $1 million or foreign currency equivalent traded.  Certain additional charges may also apply.  Commission rates per round-turn charged by clearing brokers other than Newedge USA, if utilized by the Partnership in the future, may differ and could be higher.  Newedge maintains Partnership assets on deposit with them in cash or Treasury securities and they credit the Partnership with the lesser of actual interest earned by the Partnership or 95% of the 30 day Treasury bill rate.

Altegris Investments, Inc. (Introducing Broker)	Brokerage charges, commissions, transaction fees and interest income
Monthly brokerage charges equal to the greater of (A) actual commissions of $9.75 per round-turn (higher for certain exchanges or commodities) multiplied by number of round-turn trades, which amount includes other transaction costs; or (B) an amount equal to 0.125% of the management fee net asset value of all Interest holders’ month end capital account balances (1.50% annually).  If actual monthly commissions and transaction costs in (A) above are less than the amount in (B) above, the Partnership will pay the difference to the Introducing Broker as payment for brokerage-related services. In any month when the amount in (A) is greater than the amount in (B) above, the Partnership pays only the amount described in (A) above.  Also, Newedge USA will pay Altegris a portion of the brokerage commissions and transaction fees it receives from the Partnership, ranging from approximately 38% to approximately 90% of each per transaction charge.  It will also pay Altegris 75% of the interest income it receives, if any, on the Partnership’s assets on deposit with it.  See “Conflicts of Interest.”

Various service providers	Periodic operating expenses, fixed administrative fee, fees of the Custodian and its sub-advisor, and other expenses
Actual expenses incurred.  A fixed administrative fee of 0.0275% of the management fee net asset value of the month-end capital account balance of all Class A and Class B Interests is payable to the General Partner to help defray the ongoing expenses of operating the Partnership (0.333% per annum).

APM Funds (General Partner)	Organizational and initial offering costs
Actual organizational and initial offering costs incurred through June 30, 2009 were $26,912, which was advanced to the Partnership by the General Partner.  The final amount of such costs is estimated at $30,000.  The Partnership will reimburse the General Partner for the organizational and initial offering costs advanced in monthly installments over a 60-month period, beginning with the month the Partnership commences operations; provided that if the Partnership is liquidated prior to the General Partner being fully reimbursed, the General Partner, not the Partnership, shall bear the amount of the unreimbursed organizational and initial offering costs.

	Extraordinary expenses	For example, indemnification expenses, litigation expenses and other non-recurring expenses. Due to the nature of these expenses, they are not subject to estimate.

“Capital account balance” means the net asset value attributable to each Partner’s capital account, consisting of initial and additional capital contributions, less withdrawals of capital and any distributions made to Partners, and other adjustments as set out in the Limited Partnership Agreement, including, but not limited to, adjustments for deductions of fees and expenses, and for net profits, net losses and tax allocations.

“Management fee net asset value” means the Partnership’s total assets less total liabilities, to be determined on the basis of U.S. generally accepted accounting principles, consistently applied, unless otherwise specified below. Management fee net asset value will include the sum of all cash, U.S. Government obligations or other securities at market value, accrued interest receivable, and the current market value of all open Commodity Interest positions, as indicated by the settlement prices determined by the exchanges on which such positions are maintained and any other funds which the Partnership has stated are subject to the Advisor’s trading discretion but have not been deposited in the Partnership’s account, e.g., committed funds or notional equity.

“Month end net asset value,” as used in the computation selling agents’ continuing compensation, is calculated prior to any adjustment for subscriptions or redemptions effective for the end of the month.

“Trading profits” (for purposes of calculating incentive fees paid by the Partnership to ETC only) during a calendar quarter means cumulative realized and change in unrealized profits and losses during the quarter which result from ETC’s trading (over and above the aggregate of previous period profits as of the end of any prior quarter) less brokerage commissions and fees, the management fees payable to ETC and the General Partner. Interest income shall not be included in calculating Trading Profits.

“Incentive fees” payable to ETC on trading profits are accrued for purposes of calculating net asset value only.  Incentive fees are calculated separately for each Partner’s Interest.  If trading profits for a quarter as to an Interest are negative, such losses shall constitute a “Carryforward Loss” for the beginning of the next quarter.  No incentive fees are payable as to any Interest until future trading profits as to that Interest for the following quarters exceed any Carryforward Loss.  Therefore, ETC will not receive an incentive fee unless it generates new trading profits for an Interest.  An incentive fee will not be refunded by virtue of subsequent losses. If a Partner makes a partial redemption from the Partnership when there is a Carry-Forward Loss with respect to its Capital Account, the amount of the Carry-Forward Loss for such Partner will be reduced for future periods by the ratio obtained by dividing the amount of the redemption by such Partner’s Capital Account prior to such redemption.  For example, if at month-end a Partner’s Capital Account has $1,000,000, its Carry-Forward Loss is $100,000, and it redeems $400,000, the Carry-Forward Loss for such Partner for the future period is $60,000.  If all or some of a Partner’s Interest is redeemed at any time other than on a calendar quarter-end, the effective date of such redemption will be treated as a calendar quarter-end for purposes of determining the amount of such incentive fee and the definition of Trading Profits, and the applicable incentive fee at such time will be charged to the redeeming Partner in the proportion that the redeemed Interest bears to such Partner’s total Interest immediately before the redemption.

(vii)           Cumulative Fees and Expenses Tables

Set forth below are tables showing the estimated cumulative fees and expenses a Limited Partner will experience during its first year of investment.  The tables assume Partnership assets of $50 million and a constant net asset value per Interest, brokerage commissions of 1.5% of Partnership net asset value and periodic operating expenses of $232,000 during the Partnership’s first fiscal year of operation.

CLASS A INTERESTS
	(I)*	% of selling price	(II)*	% of selling price
Selling price per Class A Interest	$10,300.00		$10,000.00
Up front selling commissions	300.00	2.91%	0.00	0.00%
Organization and Offering Expense	5.08	0.05%	5.08	0.05%
Continuing compensation	200.00	2.00%	200.00	2.00%
General partner management fee	125.00	1.25%	125.00	1.25%
Advisor management fee	100.00	1.00%	100.00	1.00%
Incentive fee	153.01	1.53%	58.27	0.58%
Brokerage charges	150.00	1.50%	150.00	1.50%
Periodic operating expenses	46.44	0.46%	46.44	0.46%
Administrative fee	33.00	0.33%	33.00	0.33%
Total first year fees and expenses	$1,112.53		$717.79
Percentage of initial selling price per Class A Interest	10.83%		7.18%

* Column (I) assumes that an upfront selling commission was charged.  Column (II) assumes that no up front selling commission was charged.

CLASS B INTERESTS
		% of selling price
Selling price per Class B Interest	$10,000.00
Up front selling commissions	0.00	0.00%
Organization and Offering Expense	5.08	0.05%
Continuing compensation	0.00	0.00%
General partner management fee	125.00	1.25%
Advisor management fee	100.00	1.00%
Incentive fee	0.00	0.00%
Brokerage charges	150.00	1.50%
Periodic operating expenses	46.44	0.46%
Administrative fee	33.00	0.33%
Total first year fees and expenses	$459.52
Percentage of initial selling price per Class B Interest	4.60%

INSTITUTIONAL INTERESTS
	(I)**	% of selling price	(II)**	% of selling price
Selling price per Institutional Interest	$1,500,000.00		$1,500,000.00
Up front selling commissions	0.00	0.00%	0.00	0.00%
Organization and Offering Expense	762.60	0.05%	762.60	0.05%
Selling agent continuing compensation	7,500.00	0.50%	0.00	0.00%
General partner management fee	11,250.00	0.75%	11,250.00	0.75%
Advisor management fee	15,000.00	1.00%	15,000.00	1.00%
Incentive fee	0.00	0.00%	0.00	0.00%
Brokerage Charges	22,500.00	1.50%	22,500.00	1.50%
Periodic operating expenses	6,966.00	0.46%	6,966.00	0.46%
Total first year fees and expenses	$63,978.60		$56,478.60
Percentage of initial selling price per Institutional Interest	4.27%		3.77%

** Column (I) assumes a continuing compensation of 0.50% annually.  Column (II) assumes no continuing compensation applies.

(viii)           Conflicts of Interest

Relationship between APM Funds and Altegris.  APM Funds and Altegris are subsidiaries of the same holding company, Altegris Capital, L.L.C.  As General Partner, APM Funds is responsible for, among other things, selecting the Partnership’s commodity brokers and selling agents.  Altegris is a selling agent for the Partnership.  As the Partnership’s selling agent, Altegris will receive continuous compensation from the Partnership in the form of a monthly fee allocable to the outstanding Class A and Institutional Interests it sells (if an ongoing fee is charged with respect to Institutional Interests), and may also receive up front selling commissions. Altegris may also receive from the General Partner a portion of the management fees paid to the

General Partner by Interest holders. Altegris may remit all or a portion of the upfront selling commissions, continuous compensation and/or management fees that it receives from the Partnership or the General Partner to its principals who are also principals of the General Partner.  As a result, the General Partner and its principals have a conflict of interest between their fiduciary duty to the Partnership to select selling agents that may act in the Partnership’s best interest and their interest, financial and otherwise, in having Altegris act in such capacity for the Partnership. In addition, the General Partner is responsible for selecting the Partnership’s trading advisor.  Because Altegris, an affiliate of the General Partner, acts as an IB to Newedge USA and receives a portion of the Partnership’s brokerage commissions paid to Newedge USA and brokerage charges paid by the Partnership, the General Partner has a conflict of interest between its interest in selecting the best trading advisor for the Partnership and its interest in selecting a trading advisor that may trade more or less frequently through Newedge USA (or another clearing broker for which Altegris may act as IB for in the future) and in turn generate higher commission income for the General Partner’s affiliate, Altegris.  In addition, Altegris receives a portion of the interest income earned on the Partnerships’ assets.  Since Altegris receives a portion of the interest income received on the assets maintained at Newedge, and not on those assets maintained at the Custodian, it has a conflict of interest in allocating more of the Partnerships assets to Newedge than to the Custodian. The terms upon which Altegris renders services to the Partnership and receives commissions, interest and continuing compensation were not negotiated at arm’s length.

Altegris Acts as the Partnership’s Introducing Broker.  Altegris is an IB to Newedge USA and has introduced the Partnership’s account to Newedge USA which clears the Partnership’s futures trades.  As such, Newedge USA pays Altegris a portion of the brokerage commissions that are paid to it by the Partnership, and a portion of the interest income that Newedge USA earns on the Partnership’s assets.  Although the portion of the brokerage commissions paid by Newedge USA to Altegris on the Partnership’s trading was negotiated by the General Partner, the brokerage commission and transaction fee rate paid by the Partnership to Newedge USA was determined by the General Partner without negotiation.  Similarly, the terms under which brokerage charges may be paid by the Partnership to the Introducing Broker, and the services provided by the Introducing Broker to the Partnership, were not negotiated at arm’s length. Also, the percentage of the interest income paid by Newedge to Altegris was negotiated by the General Partner, an affiliate of the Introducing Broker.  There is no guarantee that the commission rates paid by the Partnership, or the total brokerage charges and other transaction-related costs paid by the Partnership, will be at the lowest rates available, nor is there a guarantee that the Partnership might not receive more interest income if it selected another FCM as its clearing broker.  In fact, certain other accounts of ETC, Newedge USA (and its affiliates) and Altegris pay lower overall brokerage commissions and fees and transaction rates than those paid by the Partnership.  Future arrangements with clearing brokers other than Newedge USA, if entered into by the Partnership, could raise similar or different conflicts of interests, depending on the particular nature of any such arrangements.  A conflict of interest exists between Altegris and its affiliates and their interest in generating fee revenue, and the Partnership and its Interest holders, in minimizing the fees and expenses of the Partnership.

Other Investment Products and Customers/Compensation.  Because the General Partner (an affiliate of Altegris) acts as the Partnership’s general partner, and receives fees for its services in addition to those received by Altegris for sales, the overall fees received by the General Partner and Altegris could be higher than fees received by Altegris for the sales of products for which it acts only as a selling agent.  Accordingly, Altegris may have an incentive to offer and sell Interests in the Partnership instead of other products.  Altegris may pay its registered representatives a higher level of compensation to sell Interests in the Partnership than it pays such representatives to sell other products, which would provide an incentive to sell Interests in the Partnership rather than other investment products.

Other Commodity Pools.  The General Partner acts as the general partner for three other privately offered, speculatively traded commodity pools, advised by commodity trading advisers other than the Advisor.  It may have a financial incentive to favor those pools (or others it may form in the future) over the Partnership, for example, if those other pools pay higher fees to APM Funds than the Partnership.  Such other pools may compete with the Partnership for futures and/or forward contract positions or may take positions opposite those taken by the Partnership, and the General Partner does not make any effort to ensure any form of consistency with respect to trading or results across the commodity pools for which it serves as general partner.  Similarly, the General Partner has not undertaken to devote any particular amount of its business time or resources to the management of the Partnership or any other commodity pool for which it serves as general partner.

Possible Effects of Competition.  Because other traders may use trading strategies similar to those of ETC, there may be competition for the same Commodity Interests.  Accounts currently managed by ETC seek execution of trading orders similar to those of the Partnership.  In addition, the General Partner, Altegris, Newedge USA, and their affiliates may trade for their own accounts or the accounts of their principals.  Accounts managed by ETC and its principals are aggregated for purposes of applying the speculative position limits.  If those limits are reached in any Commodity Interest, ETC would need to close out open positions in such Commodity Interest to avoid exceeding such limits.  ETC manages other client accounts, and will remain free to manage additional accounts, including accounts for itself or its principals, in the future.  Such accounts may compete with the Partnership for the same or similar positions.  Also, ETC may have a conflict of interest in rendering advice to the Partnership because it may have incentives, financial and otherwise, to favor such other accounts.  In addition, because of price volatility, occasional variations in liquidity, and differences in order execution, it is impossible for ETC to obtain identical trade execution for all its clients.  However, when block orders are filled at different prices, ETC assigns the executed trades on an unbiased systematic basis among all client accounts.  Trades for any proprietary accounts of ETC or its principals will be subject to the same allocation procedures.  ETC will not knowingly or deliberately favor one client account (on an overall basis) over another account for any reason.  It is also possible that Newedge USA may have orders for certain trades from the Partnership and other accounts, including other pools operated by the General Partner, ETC or their affiliates, and the Partnership’s trades may be executed at more or less favorable prices.  CFTC regulations require that Newedge USA transmit all orders to the floor in the order in which they are received regardless of the source.  In addition, CFTC regulations prohibit commodity brokers from using knowledge of the Partnership’s trades for their or their other customers’ benefit.

Continuing Compensation.  The Partnership will pay the selling agents (including Altegris) selling agent continuing compensation on Class A Interests, and in certain cases, at the election of a selling agent and with the consent of the investor, on Institutional Interests.  Because this compensation is based on the value of the Interests they sold which are outstanding at month end, they have a conflict of interest in advising Limited Partners about whether they should redeem their Interests.

Other Activities of Newedge USA and Its Affiliates.  As part of its commodity brokerage services, certain account executives of Newedge USA and its affiliates offer and service discretionary and non-discretionary commodity account programs for customers.  The selection of commodity trades for such accounts is made by the particular account executive handling the accounts or by a CTA engaged for such purpose.  Neither Newedge USA or its employees and affiliates will perform any advisory services for the Partnership.

Duties to Contract Markets and the NFA.  Certain officers, directors and employees and principals of the General Partner, Altegris, Newedge USA and ETC serve, and may serve, on various committees and boards of U.S. commodity exchanges and the NFA.  In that capacity, they may assist in establishing rules and policies, and have a fiduciary duty to the exchanges and NFA, and are required to act in their best interests, even if the action may be adverse to that of the Partnership.

(ix)           Allocation of Profit and Loss

With respect to each Limited Partner, there shall be deducted from the Capital Account of such Limited Partner the Management Fee and the Continuing Compensation, applicable to such Partner’s Capital Account for such month.  Net profits or net losses during any month shall be allocated as of the end of such month to the Capital Accounts of all the Partners in the proportion which each Partner’s Capital Account as of the beginning of such month bore to the sum of the Capital Accounts of all the Partners as of the beginning of such month.  With respect to each Limited Partner who has been allocated Trading Profits to its Capital Account for a month, there shall be deducted from the Capital Account of such Limited Partner the Incentive Fee payable to the Partnership’s advisor.

(x)           Reporting

Pursuant to current CFTC Regulations, the General Partner will deliver a statement of account describing the Partnership’s monthly performance (Monthly Statement).  In addition, the General Partner will deliver an annual audited financial statement containing certified financial statements prepared by an independent accounting firm (Annual Report) as well as year-end tax information about the Partnership as necessary for Limited Partners to prepare their annual federal income tax returns (Form 1065, K-1) within ninety (90) days of the Partnership’s fiscal year end.

Items 101(h)(4)(i) through (xii) are not applicable.

APM Funds is registered with the CFTC as a CPO and the Advisor is registered with the CFTC as a CPO and CTA.  Both APM Funds and the Advisor are also members of NFA.  Although the Partnership’s disclosure document is subject to CFTC disclosure rules and has been submitted to the NFA for review, this registration statement is not subject to CFTC disclosure rules and has not been submitted to NFA.

The CFTC may suspend a CPO’s or CTA’s registration if it finds that its trading practices tend to disrupt orderly market conditions or in certain other situations.  In the event that the registrations of APM Funds or the Advisor were terminated or suspended, APM Funds or the Advisor, as applicable, would be unable to continue to manage the business of the Partnership.  Should APM Funds’ or the Advisor’s registration be suspended, termination of the Partnership might result.  In addition to such registration requirements, the CFTC and certain commodity exchanges have established limits on the maximum net long or net short positions that any person may hold or control in particular commodities.  Most exchanges also limit the changes in futures contract prices that may occur during a single trading day.

The Partnership understands that the Form 10 will become effective 60 days after filing and that it will, at that time, become subject to the ongoing reporting obligations of Section 13(a) of the Exchange Act.  Other than in respect of applicable regulatory requirements pertaining to issuers with a class of securities registered under Section 12 of the Exchange Act, including, for example, the filing of periodic and ownership reports with the SEC and compliance with certain provisions of the Sarbanes-Oxley Act of 2002, and regulation that applies to all issuers of securities, registered or not, because the Partnership does not engage in activities regulated by the SEC (for example, it is not an investment advisor, broker-dealer or investment company/mutual fund), it is generally not subject to regulation by the SEC.  The General Partner is, however, registered as an investment adviser in the State of California, although not in connection with the activities of the Partnership, and is subject to regulation by both the State of California and the SEC, and the General Partner’s affiliate, Altegris Investments, Inc. is registered with, and regulated by, the SEC as a broker-dealer.

All persons who provide services directly to the Partnership (as opposed to those persons who provide services through a third-party service provider) are employed by Altegris. The Partnership has no employees of its own.

Financial Information About Geographic Areas

The Partnership trades on foreign exchanges and other non-U.S. markets.  The Partnership does not engage in sales of goods or services.

ITEM 13: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Index to Financial Statements

APM – Eckhardt Futures Fund, L.P.

Page(s)

Report of Independent Registered Public Accounting Firm	14

Statement of Financial Condition as of June 30, 2009	15

Notes to the Statement of Financial Condition	16-19

Altegris Portfolio Management, Inc.

Page(s)

Report of Independent Registered Public Accounting Firm	20

Balance Sheets as of June 30, 2009 (unaudited) and December 31, 2008	21

Notes to Balance Sheets	22-28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

APM-Eckhardt Futures Fund, L.P.

We have audited the accompanying statement of financial condition of APM-Eckhardt Futures Fund, L.P. (the “Fund”) as of June 30, 2009. This financial statement is the responsibility of the Fund’s management.  Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of financial condition presents fairly, in all material respects, the financial position of APM-Eckhardt Futures Fund, L.P. as of June 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado

July 31, 2009

APM-Eckhardt Futures Fund, L.P.
Statement of Financial Condition
June 30, 2009

ASSETS

Cash	$2,000

PARTNERS’ CAPITAL

General Partner Interest	$1,000
Limited Partner Interest	1,000

Total Partners’ Capital	$2,000

See accompanying notes.

APM-Eckhardt Futures Fund, L.P.
Statement of Financial Condition
June 30, 2009

Note 1:    Nature of Activities and Significant Accounting Policies

Nature of Activities

APM-Eckhardt Futures Fund, L.P. (the “Fund”) is a Delaware limited partnership organized in March 2009.  The Fund will offer three Classes of Interests:  Class A, Class B and Institutional Interests.

The Fund will speculatively trade commodity futures contracts, options on futures contracts, forward contracts and other commodity interests (“Commodity Interests”).

Altegris Portfolio Management, Inc. (doing business as “APM Funds”) is the Fund’s General Partner.  APM Funds is an Arkansas corporation registered with the Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator.  The General Partner is a member of the National Futures Association (“NFA”).  The General Partner will manage all aspects of the Fund’s business.

Eckhardt Trading Company (“ETC”) will act as the Fund’s “Trading Advisor” and will utilize the Standard Plus Program (the “Trading Program”).  Under this program, ETC primarily engages in trading financial and commodity futures contracts on U.S. and non-U.S. exchanges.  Currently the market groups or contracts traded by ETC in the Trading Program include, but are not limited to, U.S. and international interest rates, stock indices, currencies and cross-rates, metals, energy products, grains and soft markets.  ETC may add or delete markets and exchanges at its discretion.

The Fund was initially capitalized by the General Partner and the Initial Limited Partner on May 20, 2009 through their capital contribution of $2,000 in the aggregate.  Each was issued an Institutional Interest as described in Note 2.  The Fund has not commenced operations and has had no other transactions or changes in Partners’ capital. The General Partner and each Limited Partner will share in the profits and losses of the Fund in proportion to their respective ownership interests.

As of June 30, 2009, the Fund has not admitted any additional Limited Partners and has not commenced operations.

Significant Accounting Policies

The following are the significant accounting policies of the Fund:

Basis of Presentation—The statement of financial condition has been prepared in accordance with U.S. generally accepted accounting principles.

Use of Estimates—The preparation of the statement of financial condition in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the statement of financial condition and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition—Purchases and sales of futures, options on futures, and forward contracts will be recorded on the trade date, and open contracts will be reflected in the statement of financial condition as the difference between the original contract value and the market value (see Valuation below), with the change in unrealized

APM-Eckhardt Futures Fund, L.P.
Notes to the Statement of Financial Condition
June 30, 2009

gains (losses) from one period to the next reflected in the statement of operations. Gains or losses are realized when contracts are liquidated.  The Fund will earn interest on its assets on deposit with the clearing broker.

Valuation—The majority of the Fund’s positions will be exchange-traded futures contracts, which will be valued at market daily at settlement prices published by the exchanges. Any spot and forward foreign currency contracts held by the Fund will also be valued at the published daily settlement prices or at dealers’ quotes.

The Fund adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”).  FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurement.  FAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  FAS 157 requires use of a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:  quoted market prices in active markets for identical assets or liabilities (Level 1); inputs other than quoted market prices that are observable for the asset or liability, either directly or indirectly (Level 2); and unobservable inputs for an asset or liability (Level 3).  The Fund expects the majority of its positions to be Level 1 assets or liabilities.

Income Taxes—The Fund is a partnership for federal income tax purposes and, as such, Fund income or loss will be includable in the income tax returns of the individual partners.

Note 2:    Partners’ Capital

There will be three classes of Interests: Class A, Class B and Institutional.  The Interests will be offered on a continuous basis; subscriptions received and accepted by the General Partner as of the close of business on the last business day of each calendar month are contributed to the Fund effective the first business day of the following month.

Class A Interests are generally intended for those subscribers purchasing Interests through a broker-dealer selling agent and whose initial subscription is between $10,000 and $1,499,999.   Class A Interest holders will pay the broker-dealer selling agent a fee as described in Note 3.

Class B Interests are generally intended for those subscribers purchasing Interests through a fee-based advisory program and whose initial subscription is between $10,000 and $1,499,999.  Broker-dealer firms that have signed a selling agreement with the Fund and/or registered investment advisers that refer subscribers to the Fund through such broker-dealer firms, and their respective employees, are eligible to purchase Class B Interests.  Class B Interests will not pay any broker-dealer selling agent fees.

Institutional Interests are generally intended for subscribers that (i) initially subscribe for at least $1.5 million in Interests, regardless of whether they purchase their Interests through a broker-dealer or a fee based advisory program, or that are (ii) entities, or individuals (including their affiliates and related entities), that in the aggregate have assets of at least $25 million, or (iii) hedge and commodity funds.  The General Partner, its affiliates and their employees are eligible to purchase Institutional Interests.  Institutional Interest holders may pay the broker-dealer selling agent a fee as described in Note 3.

For all Classes, the minimum additional investment is $10,000.

Redemptions may be made by a Limited Partner as of the last trading day of any month at the net asset value of the redeemed Interests (or portion thereof) on that date, on fifteen (15) days prior written notice to the General Partner.

APM-Eckhardt Futures Fund, L.P.
Notes to the Statement of Financial Condition
June 30, 2009

Note 3:    Fund Fees and Expenses

Advisor Management Fee—Each Class of Interests will pay the Trading Advisor a monthly management fee of 0.083% of the management fee net asset value (as defined) of the month-end capital account balances of all Interest holders (1.0% per annum).

Incentive Fee—Each Class of Interests will pay the Trading Advisor a quarterly incentive fee, as of the end of each calendar quarter, in the amount of 24% of the Trading Profits (as defined), if any.

Organizational Expenses— The Fund’s organizational and initial offering costs and expenses will initially be borne by the General Partner. The Fund will reimburse the General Partner in monthly installments over a 60-month period commencing with the month after the Fund commences operations, in order to distribute those costs more equitably among all investors. The General Partner in its sole discretion may determine not to be reimbursed for, and if so will bear the pro rata portion of, the Fund’s organizational and initial offering costs and expenses attributable to, certain classes of Interests.

In the event the Fund is liquidated prior to its reimbursement to the General Partner of organizational and initial offering costs and expenses, such remaining costs and expenses will be borne by the General Partner.

Brokerage Expenses— Monthly brokerage charges equal to the greater of (A) actual commissions of $9.75 per round-turn (higher for certain exchanges or commodities) multiplied by number of round-turn trades, which amount includes other transaction costs; or (B) an amount equal to 0.125% of the management fee net asset value of all Interest holders’ month end capital account balances (1.50% annually).  If actual monthly commissions and transaction costs in (A) above are less than the amount in (B) above, the Fund will pay the difference to the Fund’s introducing broker (described below) as payment for brokerage-related services.  In any month when the amount in (A) is greater than the amount in (B) above, the Fund pays only the amount described in (A) above.

Altegris Investments, Inc. (“Altegris”), an affiliate of APM Funds, acts as the Fund’s introducing broker.  Altegris is registered as an introducing broker with the CFTC and as a broker-dealer with the Securities and Exchange Commission.  Altegris has entered into a selling agreement with the Fund whereby it may receive selling agent commissions and/or continuing compensation for Interests sold by Altegris that are outstanding at each month end.  As the Fund’s introducing broker, Altegris also receives a portion of the commodity brokerage commissions and interest income paid by the Fund to its clearing broker.

General Partner Management Fee—Each Class of Interests will pay the General Partner a monthly management fee.  Class A and Class B Interests will pay 0.104% of the management fee net asset value (as defined) of the month-end capital account balances of all Class A and B Interests (1.25% per annum).  Institutional Interests will pay 0.0625% of the management fee net asset value (as defined) of the month-end capital account balances of all Institutional Interests (0.75% per annum).  The General Partner management fee is paid to the General Partner to compensate it for its services to the Fund as General Partner and commodity pool operator.

Administrative Fee -  A fixed administrative fee of 0.0275% of the management fee net asset value (as defined) of the month-end capital account balance of all Class A and Class B Interests is payable to the General Partner to help defray the ongoing expenses of operating the Fund (0.333% per annum).  Institutional Interests are not charged the administrative fee.

Selling Agent Commissions— Class A Interests will be charged an ongoing monthly fee of 0.166% (2% annually) of the value of their Class A Interests outstanding at the end of each month, before adjustments for any subscriptions and redemptions for such month end, for continuing compensation to selling agents.  In addition, investors in Class A Interests may pay their selling agent an upfront selling commission of up to 3% of the amount of the Interest they subscribe for, unless waived by the selling agent in whole or in part.

APM-Eckhardt Futures Fund, L.P.
Notes to the Statement of Financial Condition
June 30, 2009

Selling agents may, at their option, elect to receive continuing compensation in connection with the acquisition of Institutional Interests sold by them. If the selling agent so elects, the Fund will charge the capital account of such Institutional Interest holder an ongoing monthly fee of 0.0417% (0.50% annually) of the value of the Institutional Interest outstanding at the end of each month, before adjustments for any subscriptions and redemptions for such month end.

Note 4:    Financial Instruments with Off-Balance-Sheet Risk

The Fund’s trading activities will involve derivative financial instruments, primarily futures, options on futures, and forward contracts, which have market and/or credit risk.

Market Risk:  Market risk will arise primarily from changes in the market value of financial instruments. Generally, the Fund’s exposure will be equal to the notional value of futures contracts purchased and unlimited on such contracts sold short. As both a buyer and seller of options on futures, the Fund will pay or receive a premium at the outset and then bear the risk of unfavorable market variations underlying the option. The risk of loss for purchased options on futures will be limited to the premiums paid; written or sold options on futures will expose the Fund to potentially unlimited liability.

Exposure to market risk will be influenced by a number of factors, including the relationships between financial instruments, and the volatility and liquidity in the markets in which the financial instruments will be traded. In many cases, the use of derivative financial instruments may serve to modify or offset market risk associated with other transactions and, accordingly, may serve to decrease the Fund’s overall exposure to market risk. The Fund will attempt to control its exposure to market risk through various analytical monitoring techniques.

Credit Risk:  Credit risk will arise primarily from the potential inability of counterparties to perform in accordance with the terms of a contract. The Fund’s exposure to credit risk associated with counterparty nonperformance will be limited to the current cost to replace all contracts in which the Fund has a gain. Exchange-traded financial instruments, such as futures and options of futures, generally do not give rise to significant counterparty exposure due to the cash settlement procedures for daily market movements and the margin requirements of individual exchanges.

Concentration of Credit Risk:  The Fund intends to clear all of its trades through one clearing broker. In the event the clearing broker does not fulfill its obligations, the Fund may be exposed to risk. This risk of default depends in part on the creditworthiness of the clearing broker to these transactions. The Fund will attempt to minimize this credit risk by monitoring the creditworthiness of the clearing broker.

Note 5:    Subsequent Events

In May 2009, the Financial Accounting Standards Board issued FAS No. 165, Subsequent Events (“FAS 165”).  FAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued.  FAS 165 includes a new required disclosure of the date through which an entity has evaluated subsequent events and is effective for interim periods or fiscal years ending after June 15, 2009.  The Fund’s adoption of FAS 165 did not have a material effect on its financial position.

The Fund has performed an evaluation of subsequent events through July 31, 2009, which is the date of issuance of the financial statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of
Altegris Portfolio Management, Inc.

We have audited the accompanying balance sheet of Altegris Portfolio Management, Inc. as of December 31, 2008.  This financial statement is the responsibility of the Company’s management.  Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Altegris Portfolio Management, Inc. as of December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
March 23, 2009

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

BALANCE SHEETS
JUNE 30, 2009 AND DECEMBER 31, 2008

The accompanying notes are an integral part of these statements.

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

NOTES TO BALANCE SHEETS

NOTE 1 -       ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

Altegris Portfolio Management, Inc. (the “Company”) was incorporated in Arkansas on December 2, 1985, is registered as an investment advisor with the state of California and as a commodity pool operator with the Commodity Futures Trading Commission.  As the General Partner, Managing Member and/or commodity pool operator for investments funds (“Funds”) that engage in the speculative trading of equities, commodity futures, mutual funds and securities, the Company maintains all related books and records. In addition, the Company receives fees from related entities for consulting and administrative services.  The Company is a wholly owned subsidiary of Altegris Capital, L.L.C. (the “Parent”).

The accompanying unaudited balance sheet reflects all adjustments which are, in the opinion of management, necessary for the fair presentation of the unaudited balance sheet.

Valuation of Investments

The Company adopted the provisions of SFAS No. 157, “Fair Value Measurements” (SFAS No. 157), effective January 1, 2008. Under SFAS No. 157, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches. SFAS No. 157 establishes a fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumption about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and blockage discounts are not applied to Level 1 securities. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 - Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of valuation techniques and observable inputs can vary from security to security and is affected by a wide variety of factors, including the type of security, whether the security is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

NOTES TO BALANCE SHEETS

(continued)

NOTE 1 -       ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Valuation of Investments (concluded)

that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Those estimated values do not necessarily represent the amounts that may be ultimately realized due to the occurrence of future circumstances that cannot be reasonably determined. Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the securities existed. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for securities categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety is determined by the lowest level input that is significant to the fair value measurement.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many securities. This condition could cause a security to be reclassified to a lower level within the fair value hierarchy.

Investments in Funds typically valued utilizing the net asset valuations provided by the underlying Funds and/or their administrators. Company management considers subscription and redemption rights, including any restrictions on the disposition of the interest in its determination of fair value. Investments in Funds are included in Level 3 of the fair value hierarchy.

Furniture, Equipment and Software

Furniture, equipment and software is stated at cost less accumulated depreciation.  Depreciation is provided on the declining balance method, based on estimated useful lives of five to seven years.

Income taxes

The Company is included in the consolidated income tax return of its parent.  As such, it has elected to be taxed under Subchapter S of the Internal Revenue Code.  Accordingly, taxable income or loss of the Company will be allocated to its shareholders, who are responsible for the payment of the taxes thereon.

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

NOTES TO BALANCE SHEETS

(continued)

NOTE 1 -       ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (concluded)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable.  Actual results could differ from those estimates.

Revenue Recognition

The Company receives management and administrative fees from affiliated partnerships as discussed in Note 2. These fees accrue under the terms of the respective limited partnership agreements. The Company receives these fees as computed based on the net assets of the respective partnerships.

Cash and Cash Equivalents

All highly liquid debt instruments purchased with an original maturity of three months or less are considered to be cash equivalents.

Fair Value of Financial Instruments

Substantially all of the Company’s assets and liabilities are carried at fair value or contracted amounts that approximate fair value.  Estimates of fair value are made at a specific point in time, based on relative market information and information about the financial instrument, specifically, the value of the underlying financial instrument.  Assets that are recorded at fair value consist largely of short-term receivables, and other current assets, which are carried at contracted amounts that approximate fair value.  Similarly, the Company’s liabilities consist of and accrued expenses recorded at contracted amounts that approximate fair value.

NOTE 2 -        INVESTMENTS IN AFFILIATED PARTNERSHIPS AND RECEIVABLES

The Company is the General Partner, Managing Member and/or commodity pool operator for several investment funds.  The Company, as General Partner, receives management fees as compensation for services provided on behalf of the Funds.

The Company, in its capacity as General Partner, has advanced offering and organizational expenses for various Funds.  The Company is reimbursed if sufficient interests are sold during the offering period and the Fund commences operations.  In addition, the Company pays all general operating expenses on behalf of the Funds and is reimbursed on a monthly basis.

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

NOTES TO BALANCE SHEETS

(continued)

NOTE 2 -        INVESTMENTS IN AFFILIATED PARTNERSHIPS AND RECEIVABLES
                       (continued)

Management fees and other receivables due from the Funds at June 30, 2009 and December 31, 2008 are as follows:

The Company also receives commissions from an unrelated offshore company. Commissions receivable were $13,437 and $72,930 at June 30, 2009 and December 31, 2008, respectively.

The Company’s general partnership or member interests in the Funds for June 30, 2009 and December 31, 2008 are as follows:

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

NOTES TO BALANCE SHEETS

(continued)

NOTE 3 -        OFF BALANCE SHEET RISKS AND UNCERTAINTIES

The Company is the General Partner or Managing Member of various Funds. The Funds participate, directly or indirectly, in the speculative trading of equities, commodity futures, mutual funds and securities which may be subject to margin requirements. The Funds are limited partnerships or limited liability companies; therefore a limited partner or non-managing member bears only the risk of his investment in the Fund. However, the Company as General Partner or Managing Member, additionally bears the risk for any legal actions taken against the Fund, margin calls or liabilities in excess of the Fund's assets.

The Company's policy is to continuously monitor the exposure to the Funds through the use of a variety of financial position and credit exposure reporting and control procedures. In addition, the Company, as General Partner, has a policy of reviewing the credit standing of each clearing broker or counterparty with which the Funds conduct business.

Included in receivables at June 30, 2009 and December 31, 2008 are $401,944 and $234,927, respectively, due from Winton Futures Fund, L.P. (US). These amounts represent approximately 50% of total receivables at June 30, 2009 and December 31, 2008. The Company’s revenues are dependent upon maintaining the level of assets in the respective affiliated Funds.

NOTE 4 -       EQUITY TRANSACTIONS

During the year ended December 31, 2008 the Company made distributions of $2,375,036 to its Parent.

NOTE 5 -       NOTE PAYABLE

On October 13, 2008, the Company borrowed $1,500,000 from an unrelated individual. The note bears interest at 10% per annum and is due on October 13, 2011. The note is payable in monthly installments of principal and interest of $48,400 and is secured by all of the assets of the Company, including all fees, commissions or other amounts due to the Company whether presently existing or created in the future.  In addition, the note is guaranteed by the Company’s president.  Future maturities of the note payable are as follows:

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

NOTES TO BALANCE SHEET

(continued)

NOTE 6 -       FAIR VALUE MEASUREMENTS

The Company’s assets recorded at fair value have been categorized based upon a fair value hierarchy in accordance with SFAS No. 157. See Note 1 for a discussion of the Company’s policies.

The following table presents information about the Company’s assets and liabilities measured at fair value as of June 30, 2009 and December 31, 2008:

The following table presents additional information about Level 3 assets and liabilities measured at fair value. Both observable and unobservable inputs may be used to determine the fair value of positions that the Company has classified within the Level 3 category. As a result, the unrealized gains and losses for assets and liabilities within the Level 3 category may include changes in fair value that were attributable to both observable and unobservable inputs.

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

NOTES TO BALANCE SHEET

(continued)

NOTE 6 -       FAIR VALUE MEASUREMENTS (concluded)

Changes in Level 3 assets and liabilities measured at fair value for the year ended June 30, 2009 and year ended December 31, 2008:

NOTE 6 -       SUBSEQUENT EVENTS

In May 2009, the FASB issued FASB Statement No. 165, Subsequent Events (“Statement No. 165”).  Statement No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  Statement No. 165 includes a new required disclosure of the date through which an entity has evaluated subsequent events and is effective for interim periods or fiscal years ending after June 15, 2009. The Company’s adoption of Statement No. 165 did not have a material effect on its financial position or results of operations.

The Company has performed an evaluation of subsequent events on the June 30, 2009 unaudited interim period through August 4, 2009, which is the date the interim financial statements were available for issuance.

ITEM 15: FINANCIAL STATEMENTS AND EXHIBITS

(b)           Financial Statements

The financial statements filed with this Registration Statement are included in Item 13 hereof following the Index to Financial Statements.

(c)           Exhibits

The following document is filed herewith and made part of this Registration Statement.

Exhibit Designation	Description

10.3 (amended)	Selling Agency Agreement

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 10, 2009	APM – ECKHARDT FUTURES FUND, L.P. By:ALTEGRIS PORTFOLIO MANAGEMENT, INC. (d/b/a APM Funds), its general partner /s/ Matthew C. Osborne Matthew C. Osborne, Vice President